Exhibit 10.2
NONEXCLUSIVE
SOFTWARE LICENSE AGREEMENT
This software license agreement (“Software Agreement”) is effective as of the 2nd day of March, 2007 (“Effective Date”) between VIASPACE Inc., a Nevada corporation located at 171 N. Altadena Drive, Suite 101, Pasadena, California 91107 (hereinafter called “Licensee”) and the California Institute of Technology, a not-for-profit California corporation, located at 1200 E. California Blvd., Pasadena, CA 91125 (“Caltech”) and its operating division, the Jet Propulsion Laboratory (“JPL”). All rights not specifically granted in this Agreement are reserved to Caltech.
ARTICLE 1
DEFINITIONS
The following words, phrases, or terms in this Software Agreement shall have the following meanings:
1.1 ""Knowledge Base Editor” or “KBE” Software” means the suite of programs, scripts, manuals, and procedures received from Caltech for the purpose of describing the input rules and knowledge base input for expert systems and/or inference engines such as SHINE. See Exhibit A attached hereto for description.
1.2 “Executable Code” means computer software programs, not readily perceivable by humans, and suitable for machine execution without the intervening steps of interpretation or compilation.
1.3 “Source Code” means computer software programs not in machine-readable format and not suitable for machine execution without the intervening steps of interpretation or compilation.
1.4 “Software” means copyright rights, as defined by United States copyright laws and applicable international treaties and/or conventions, to the suite of programs, scripts, and manuals received from Caltech as listed in Exhibit A.
1.5 “SHINE” means Executable and Source Code pertaining to Spacecraft Health Inference Engine (SHINE), which has been licensed from Caltech under a separate agreement.
1.6 “Derivative Works” means any work consisting of revisions, annotations, elaborations, or other modifications to Software which, as a whole, represent an original work of authorship. Derivative Works includes any updates and new releases of the Software developed during the term of this license, inclusive of backups, updates, or merged copies permitted hereunder including the file structures, programming instructions, user interfaces and screen formats and sequences.
1.7 “Licensed Product” means any product, device, service, which comprises, incorporates, is made by, is enabled by, is designed by, or uses the Software.
1..8 Sublicense” shall mean, with respect to a particular Licensed Product, an agreement with a third party to whom Licensee has granted a right under this Agreement to make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit Licensed Products. Sublicenses shall not include Source Code, and may be for Executable Code only.

1.9 “Net Revenue” shall mean gross revenue from the use of the Software or sale of Licensed Product including, but not limited to, any sale, license, sublicense, lease, service, maintenance, upgrade or support activities, or distribution less Deductible Expenses.
1.10 “Deductible Expenses” means the following items incurred in connection with sales of Licensed Products to the extent paid or allowed by Licensee and included in accordance with recognized principles of accounting in the gross sales price billed: (i) sales, use or turnover taxes; (ii) excise value added or other taxes, custom duties or consular fees; (iii) transportation, freight, and handling charges, and insurance on shipments to customers; (iv) trade, cash or quantity discounts or rebates to the extent actually granted; (v) agent fees or commissions; (vi) rebates, refunds, and credits for any rejected or returned Software or because of retroactive price reductions, rebates or chargebacks; and (vii) uncollected accounts receivable attributable to sales of Software.
1.11 “Related Company” means any corporation, Limited Liability Company or other legal entity directly or indirectly controlled by Licensee or its successors or assigns, or any successor or assign of such an entity. For the purpose of this Software Agreement, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.
ARTICLE 2
CONFIDENTIALITY
2.1 Except as expressly provided herein, each party agrees not to disclose any terms of this Software Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities laws or other applicable laws, or to actual or prospective investors or corporate partners, or to a party’s accountants, attorneys or to the United States Government and or other professional advisors.
ARTICLE 3
COPYRIGHT MARKING
3.1 Licensee will mark, in at least one conspicuous location, a notice that the Software and Related Materials are owned by Caltech. All marking should include: © 2007 California Institute of Technology, Pasadena, California. ALL RIGHTS RESERVED. Based on Government Sponsored Research NAS7-03001.
ARTICLE 4
GRANT OF LICENSE
4.1 Caltech hereby grants to Licensee a nonexclusive nontransferable license to Software, with the right to Sublicense when licensed with SHINE, to make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit Licensed Products throughout the world. Upgrades to the software will be provided by Caltech to Licensee for four years from the Effective Date.
4.2 Caltech retains ownership of any copyright rights to the Software (as defined above), licensed under this Software Agreement.
4.3 Licensee agrees to grant Caltech a fully paid-up, royalty-free nonexclusive license for educational and research purposes to any Derivative Works of Software that are owned or controlled by Licensee.

4.4 This Agreement is not assignable by Licensee to any party without the express written consent of Caltech, provided, however, that Licensee may assign this Agreement to a third party that acquires substantially all of Licensee’s assets relating to this Agreement.
ARTICLE 5
USES NOT PERMITTED
5.1 Licensee may not remove or obscure any copyright or trademark notices.
5.2 The Software shall not become subject to application for patent or copyright by Licensee.
ARTICLE 6
ROYALTIES
6 In consideration of the rights granted to Licensee, Licensee agrees to pay Caltech a license issue fee of twenty-five thousand ($25,000.), which shall be paid in five installments of five thousand dollars ($5,000.) each. The first payment shall be due on the Effective Date of this agreement. A payment of five thousand dollars ($5,000) shall be due on the 1st, 2nd, 3rd and 4th anniversary of the Effective Date, and Caltech will invoice Licensee regarding same.
ARTICLE 7
TERM
7.1 This Agreement shall commence on the Effective Date for a period of eight years (8) (“Initial Term”), unless extended pursuant to Section 6.2 hereof, or earlier terminated pursuant to Article 8 (the duration of this Software Agreement shall be referred to as the “Term”). At the end of the Initial Term, if Licensee has not elected to extend the term of this Software Agreement pursuant to Section 7.2, Licensee shall return all copies of Software or certify their destruction.
7.2 On or before the expiration of the initial term, Licensee may elect to extend the Term of the Software Agreement for an additional eight (8) years by payment of an extension fee of twenty-five thousand dollars ($25,000.00) (“Extension Fee”). The term of the Software Agreement may be extended for the life of the copyright rights by payment of the Extension Fee on or before the expiration of each eight year period.
ARTICLE 8
TERMINATION
8.1 If either party materially breaches this Software Agreement, the other party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within sixty (60) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Software Agreement, to terminate this Software Agreement effective immediately; provided, however, that if either party receives notification from the other of a material breach and if the party alleged to be in default notifies the other party in writing within thirty (30) days of receipt of such default notice.
8.2 Licensee shall have the right to terminate this Software Agreement either in its entirety or as to any jurisdiction or any part of the Licensed Patent Rights upon sixty (60) days written notice. The license issue fee and any paid or due royalties are non-refundable.

8.3 Termination for Monetary Breach. Caltech shall have the right to terminate this Software Agreement and the rights and licenses hereunder if Licensee fails to make any payment due including minimum annual royalties or royalties hereunder and Licensee continues to fail to make the payment, (either to Caltech directly or by placing any disputed amount into an interest-bearing escrow account to be released when the dispute is resolved) for a period of seven (7) days after receiving written notice from Caltech specifying Licensee’s failure. Upon any such termination, (a) Licensee shall have six (6) months to complete the manufacture of any Licensed Products that are then works in progress for sale and to sell its inventory of Licensed Products, provided that Licensee pays the applicable royalties, and (b) any sublicenses shall survive termination of this Software Agreement.
8.4 Termination of this Software Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.
8.5 Articles 1, 10-16 of this Software Agreement shall survive termination of this Software Agreement for any reason.
ARTICLE 9
RELATIONSHIP OF THE PARTIES
9.1 Caltech and Licensee are independent parties in this Software Agreement. Accordingly, there is no agency, joint venture or partnership relationship between Caltech and Licensee under this Agreement.
ARTICLE 10
PRODUCT LIABILITY
10.1 Indemnification: Licensee agrees that Caltech (including its trustees, officers, faculty and employees) shall have no liability to Licensee its affiliates, their customers or any third party, for claims, demands, losses, costs, or other damages, which may result from personal injury, death, or property damage related to the Licensed Products (“Product Liability Claims”). Licensee agrees to defend, indemnify, and hold harmless Caltech, its trustees, officers, agents, faculty and employees from any such Product Liability Claims, provided that: (a) Licensee is notified promptly of any Product Liability Claims, (b) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (c) all indemnified parties cooperate to the extent necessary in the defense of any Product Liability Claims.
ARTICLE 11
DISCLAIMER
11.1 THE SOFTWARE IS EXPERIMENTAL IN NATURE AND IS BEING LICENSED “AS IS.” THE LICENSE OF THE SOFTWARE DOES NOT INCLUDE ANY TECHNICAL SUPPORT. CALTECH MAKES NO WARRANTIES, REPRESENTATION OR UNDERTAKING WITH RESPECT TO THE UTILITY, EFFICACY, SAFETY, OR APPROPRIATENESS OF USING THE SOFTWARE. CALTECH REPRESENTS AND WARRANTS THAT IT HAS THE RIGHT TO LICENSE THE SOFTWARE TO LICENSEE AND THAT SOFTWARE IS PROTECTED BY UNITED STATES COPYRIGHT LAWS AND APPLICABLE INTERNATIONAL TREATIES AND/OR CONVENTIONS.
THE SOFTWARE IS PROVIDED “AS-IS” WITHOUT WARRANTY OF ANY KIND INCLUDING ANY WARRANTIES OF PERFORMANCE OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE (AS SET FORTH IN UCC §§23212-2313) OR FOR ANY PURPOSE WHATSOEVER, FOR THE LICENSED PRODUCT, HOWEVER USED.

IN NO EVENT SHALL CALTECH BE LIABLE FOR ANY DAMAGES AND/OR COSTS, INCLUDING BUT NOT LIMITED TO INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER CALTECH SHALL BE ADVISED, HAVE REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.
LICENSEE BEARS ALL RISK RELATING TO QUALITY AND PERFORMANCE OF THE SOFTWARE.
CALTECH SHALL NOT BE LIABLE FOR ANY USE OF THE SOFTWARE OR RELATED KNOW-HOW, AND LICENSEE HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD CALTECH AND ITS EMPLOYES HARMLESS FROM ANY LOSS, CLAIM, DAMAGE OR LIABILITY, OR WHATEVER KIND OF NATURE, WHICH MAY ARISE FROM THE AGREEMENT, OR THE USE BY LICENSEE OF THE SOFTWARE OR RELATED KNOW-HOW HEREUNDER.
ARTICLE 12
MISCELLANEOUS
12.1 Licensee agrees that it shall not use the name of Caltech, California Institute of Technology, Jet Propulsion Laboratory, or JPL in any advertising or publicity material, or make any form of representation or statement which would constitute an express or implied endorsement by Caltech of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from Caltech, except as may be required by governmental law, rule or regulation.
12.2 This Agreement shall be binding upon and inure to the benefit of any successor or assignee of Caltech and Licensee.
12.3 Any notice or communication required or made under this Agreement shall be addressed as follows:

Caltech:	Director, Office of Technology Transfer California Institute of Technology 1200 East California Boulevard (MC 210-85) Pasadena, CA 91125 Fax No.: (626) 356-2486

Licensee:	VIASPACE Inc. ATT: CEO 171 N. Altadena Drive, Suite 101 Pasadena, CA 91107 Fax No.: (626) 578-9063
Either party may notify the other in writing of a change of address or fax number, in which event any subsequent communication relative to this Agreement shall be sent to the last said notified address or number, provided, however, that the parties shall deliver all material notices under this Agreement by registered mail or overnight delivery service. All notices and communications relating to this Agreement shall be deemed to have been given when received.
12.4 In the event that any provisions of this Software Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Software Agreement.

12.5 This Software Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.6 The headings of the several Paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Software Agreement.
12.7 Whenever provision is made in this Software Agreement for either party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Software Agreement provisions are made for one party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.
ARTICLE 13
FORCE MAJEURE
13.1 Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming party, and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.
ARTICLE 14
EXPORT REGULATION
14 Software and Related Materials, including technical data, are subject to U.S. export control laws, including the U.S. Export Administration Act as well as the Export Regulations in Licensee’s country and its associated regulations, and may be subject to export or import regulations in other countries. Licensee agrees to strictly comply with all U.S. Export Control Regulations and acknowledges that it has the responsibility to obtain such licenses for Software and/or Related Materials, as may be required before or after delivery to Licensee. Licensee agrees not to disclose or re-export any Software or Related Materials received under this Agreement.
ARTICLE 15
SUPPORT, MAINTENANCE AND UPGRADES
15. No software support or training by Caltech is provided as part of this agreement. Training and support will be provided under a separate agreement with the Jet Propulsion Laboratory.
ARTICLE 16
MISCELLANEOUS
16.1 No failure or delay by Caltech in enforcing any right or remedy under this Agreement shall be construed as a waiver of any future or other exercise of such right or remedy by Caltech.
16.2 Licensee agrees to pay any and all taxes (if applicable) on any amounts of royalties and/or fees paid by Licensee to Caltech hereunder.
16.3 This Agreement, entered into in the County of Los Angeles, shall be construed and enforced in accordance with and be governed by the laws of the State of California without reference to conflict of laws principles. The parties hereby consent to the exclusive personal jurisdiction and venue of the courts within the State of California.

16.4 This Software Agreement constitutes the sole and entire agreement of the parties as to the matter set forth herein and supersedes any previous agreements, understandings, and arrangements, whether oral or written, between the parties relating hereto. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.
SIGNATURES
IN WITNESS WHEREOF, the parties hereto have executed this Software Agreement to be effective, valid, and binding upon the parties as of the date below as executed by their duly authorized representatives.
Accepted and Agreed:

(Licensee) VIASPACE		(Caltech) California Institute of Technology:

By:	/s/ Amjad Abdallat	By:	/s/ Lawrence Gilbert

Authorized Signature		Authorized Signature

Printed Name:	A.J.Abdallat	Printed Name:	Lawrence Gilbert

Title:	COO	Title:	Sr. Director of Technology Transfer Office

Date:	3-14-07	Date:	3-9-07

EXHIBIT A
Description of Software
Software is the suite of programs, scripts, manuals, generated and procedures described in the following NASA NTR:

NPO 44476 CP	Knowledge Based Editor (KBE)	Raffi Tikidjian, Mark James and Ryan Mackey
Brief Description: KBE is a Windows based application to create, edit and debug knowledge bases for expert systems. Bases are saved in an XML format. They can also be translated or exported into many different target languages, including customized ones. It works well with SHINE (Spacecraft Health Inference Engine), also developed at JPL.